EXHIBIT 10.50
January 16, 2007
MasTec, Inc.
800 Douglas Road
North Tower, 12th Floor
Coral Gables, FL 33134
Attention: Chief Executive Officer

RE:	Consent to Refinancing of Existing Subordinated Notes and Issuance of New Notes
Ladies and Gentlemen:
     Reference is made to that certain Amended and Restated Loan and Security Agreement (as at any time amended, restated, modified or supplemented, the “Loan Agreement”), dated May 10, 2005, by and among MasTec, Inc., a Florida corporation (“MasTec”), and certain subsidiaries of MasTec (together with MasTec NA and MasTec, hereinafter referred to collectively as the “Borrowers”), the various financial institutions named in the Loan Agreement (collectively, “Lenders”), and Bank of America, N.A., a national banking association, in its capacity as collateral and administrative agent for the Lenders (together with its successors in such capacity, “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Loan Agreement.
     As described in the Loan Agreement, MasTec is currently a party to an Indenture dated as of February 4, 1998, between MasTec and U.S. Bank National Association, successor to First Trust National Association, as Trustee and paying agent (the “Existing Indenture”), pursuant to which were issued MasTec’s 7-3/4% Senior Subordinated Notes due 2008 in the original principal amount of $200,000,000 (collectively, the “Existing Subordinated Notes”).
     MasTec has advised Agent and Lenders of MasTec’s desire to repay the Existing Subordinated Notes with a portion of the proceeds of a proposed issuance of new Senior Notes due no sooner than 2017 in the original principal amount of up to $150,000,000 (collectively, the “New Notes”) pursuant to an Indenture among MasTec, as issuer of the New Notes, certain of MasTec’s Subsidiaries, as guarantors of the New Notes, and the trustee named therein (the “New Notes Indenture”); provided, that, the original principal amount set forth above may be increased by an amount of up to $25,000,000 reflecting an oversubscription of the New Notes issued under the New Notes Indenture.
     Pursuant to Section 10.1.14 of the Loan Agreement, the Borrowers are required, on or before November 1, 2007, to defease, refinance, reserve or otherwise pay and discharge all of the Debt evidenced by the outstanding Existing Subordinated Notes on terms satisfactory to Agent and Lenders, but which defeasance, refinancing, reserve, payment, or discharge is not permitted to occur if, for the period of 30 consecutive days immediately preceding such defeasance, reservation, payment or discharge, at the time of, and after giving pro forma effect thereto, the amount of the Revolver Loans outstanding exceeds $0 and Availability is less than $20,000,000.
     In light of the requirements of Section 10.1.14 of the Loan Agreement, Borrowers have provided to Agent and Lenders a summary of the terms of the proposed New Notes Indenture and the New Notes to be issued thereunder, and the Borrowers’ guarantees thereof, such terms being more particularly described on Exhibit A attached hereto (the “Refinancing Terms”), and Borrowers have requested that Agent and Lenders (i) acknowledge that the proposed Refinancing Terms are satisfactory to Agent and Lenders, and (ii) agree to amend the Loan Agreement in order to permit the issuance of the New Notes, the Borrowers’ guarantees thereof, and the repayment of the Existing Subordinated Notes, in each case subject to the Refinancing Terms (the “Proposed Refinancing”), and waive any other restrictions in the Loan Agreement to the Proposed Refinancing.
     Agent and Lenders are willing to (i) acknowledge and agree to the proposed Refinancing Terms with respect to the Proposed Refinancing are satisfactory to Agent and Lenders pursuant to the requirements of Section 10.1.14 of the Loan Agreement, and (ii) agree to amend the Loan Agreement in order to permit the Proposed Refinancing, and, to the extent not otherwise covered by the amendments contained herein, waive any other restrictions in the Loan Agreement with respect to the Proposed Refinancing, in each case on the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be bound hereby, agree as follows:
     1. Consent to Issuance of the New Notes and the Refinancing of the Existing Subordinated Notes; Waiver. Agent and Lenders hereby consent to the Proposed Refinancing, including the issuance of the New Notes, the Borrowers’ guarantees thereof, and the repayment, defeasance or redemption of the Existing Subordinated Notes, in each case subject to the satisfaction of each the following conditions, in form and substance satisfactory to Agent:
     (a) No Default or Event of Default exists at the time of, or will exist immediately after giving effect to, the Proposed Refinancing;
     (b) The Proposed Refinancing is not permitted to occur if, for the period of 30 consecutive days immediately preceding the Proposed Refinancing, at the time of, and after giving pro forma effect thereto, the amount of the Revolver Loans outstanding exceeds $0 and Availability is less than $20,000,000;
     (c) Agent shall have received evidence satisfactory to Agent that:
     (i) the final terms of the Proposed Refinancing contained in the New Notes Indenture and New Notes with respect to the restrictions on and priorities of “Indebtedness” and “Liens” are not modified from the Refinancing Terms in a manner that is adverse to Agent and Lenders (without limiting the generality of the foregoing, the restriction on the principal amount of indebtedness of the “Credit Facility” (or the equivalent term defined in the New Notes Indenture) shall not be reduced to an amount less than $200,000,000, and the New Notes shall at all times remain unsecured except in those limited circumstances currently described in the Refinancing Terms), and
     (ii) the Commitments under the Loan Agreement constitute a “Credit Facility” (or the equivalent term defined in the New Notes Indenture) under the New Notes Indenture; and
     (d) Agent shall have received evidence satisfactory to Agent that :
     (i) On the New Notes Issuance Date (as defined herein), MasTec has delivered to the trustee for the Existing Subordinated Notes (the “Existing

Trustee”) a notice of redemption of the Existing Subordinated Notes pursuant to the terms of the Existing Indenture,
     (ii) As soon as practicable (but in any event not later than 24 hours) after the New Notes Issuance Date and the delivery by MasTec of the notice of redemption under the Existing Indenture, MasTec has either (A) paid to the Existing Trustee a portion of the proceeds of the New Notes in an amount sufficient to fully repay and redeem the Existing Subordinated Notes, including all principal, interest, fees and other amounts owing in connection therewith pursuant to the terms of the Existing Indenture (the “Existing Subordinated Notes Redemption Amount”), or (B) deposited the Existing Subordinated Notes Redemption Amount into a deposit or investment account with a bank or securities intermediary acceptable to Agent (but which account shall not constitute Collateral nor be subject to Agent’s exclusive control), and
     (iii) MasTec has certified to Agent in writing on and as of the New Notes Issuance Date that (A) the Existing Trustee has received the notice of redemption and that it has been delivered in compliance with the Existing Indenture, (B) the Existing Subordinated Notes Redemption Amount is sufficient to fully repay and redeem the Existing Subordinated Notes in compliance with the Existing Indenture, and (C) pursuant to the terms of the Existing Indenture, the Existing Trustee will apply the Existing Subordinated Notes Redemption Amount to redeem the Existing Subordinated Notes on the Existing Subordinated Notes Redemption Date (as defined herein), the date of which shall be no later than 30 days after the New Notes Issuance Date.
To the extent that any of the terms and provisions of the Loan Agreement or any of the other Loan Documents (other than this letter agreement and the terms and conditions set forth herein) would otherwise restrict the Borrowers’ ability to enter into or consummate the Proposed Refinancing, including the issuance of the New Notes, the Borrowers’ guarantees thereof, and the repayment, defeasance or redemption of the Existing Subordinated Notes, Agent and Lenders hereby waive the same with respect to the Proposed Refinancing.
     2. Amendments to Loan Agreement. In addition to the foregoing consent, the parties hereto agree to amend, and hereby amend, the Loan Agreement as follows:
     (a) By adding the following new definitions to Section 1.1 of the Loan Agreement in proper alphabetical sequence:
     Existing Indenture — the Indenture dated as of February 4, 1998, between MasTec and U.S. Bank National Association, successor to First Trust National Association, as Trustee and paying agent, governing the Subordinated Notes.
     Existing Subordinated Notes — MasTec’s 7-3/4% Senior Subordinated Notes due 2008 in the original principal amount of $200,000,000, issued pursuant to the Existing Indenture, including any “Exchange Notes” issued (and as defined) thereunder.

     Existing Subordinated Notes Redemption Date — the date on which the Existing Subordinated Notes are repaid in full pursuant to the terms of the New Notes Indenture.
     New Notes — MasTec’s Senior Notes having a maturity date no sooner than 2017 in the original principal amount of no greater than $150,000,000, to be issued pursuant to the New Notes Indenture on the New Notes Issuance Date on an unsecured basis and otherwise on terms satisfactory to Agent and Lenders; provided, that, the original principal amount set forth above may be increased by an amount of up to $25,000,000 reflecting an oversubscription of the New Notes issued under the New Notes Indenture.
     New Notes Indenture — the Indenture, among MasTec, its Subsidiaries and the trustee named thereunder, as Trustee, governing the New Notes.
     New Notes Issuance Date — the date on which the proceeds from the New Notes have been issued and the New Notes are received by MasTec pursuant to the terms of the New Notes Indenture.
     Permitted Existing Indenture Covenant Violation — a default arising under the Existing Indenture (to the extent any such default may exist on the New Notes Issuance Date) as a result of the issuance of the New Notes or the guarantees by Borrowers thereof, in each case so long as the trustee for the Existing Subordinated Notes does not accelerate the Debt evidenced thereby or otherwise exercise any of the trustee’s or note holders’ rights or remedies in consequence thereof under the Indenture or applicable law.
     (b) By deleting from Section 1.1 of the Loan Agreement the definitions of “Subordinated Debt”, “Subordinated Notes”, “Indenture” and “Refinancing Conditions” and by substituting the following new definitions in lieu thereof:
     Subordinated Debt — unsecured Debt incurred by an Obligor that is expressly subordinated and made junior to the Full Payment of the Obligations and contains terms and conditions (including terms relating to interest, fees, repayment and subordination) satisfactory to Agent. For the avoidance of doubt, the New Notes (and upon the occurrence of the New Notes Issuance Date, the Subordinated Notes) shall not constitute Subordinated Debt hereunder.
     Subordinated Notes — the Existing Subordinated Notes and, upon the occurrence of the New Notes Issuance Date, the New Notes; provided, that, upon the occurrence of the Existing Subordinated Notes Redemption Date and thereafter, the term “Subordinated Notes” shall mean only the New Notes.
     Indenture — the Existing Indenture and, upon the occurrence of the New Notes Issuance Date, the New Notes Indenture; provided, that, upon the occurrence of the Existing Subordinated Notes Redemption Date and thereafter, the term “Indenture” shall mean only the New Notes Indenture.

     Refinancing Conditions — the following conditions, each of which must be satisfied before Refinancing Debt shall be permitted under Section 10.2.3 of this Agreement: (i) the Refinancing Debt is in an aggregate principal amount that does not exceed the aggregate principal amount of the Debt being extended, renewed or refinanced (or in the case of the Indenture and Subordinated Notes, the original principal amount thereof), (ii) the Refinancing Debt has a later or equal final maturity and a longer or equal weighted average life than the Debt being extended, renewed or refinanced, (iii) the Refinancing Debt does not bear a rate of interest that exceeds a market rate (as determined in good faith by a Senior Officer) as of the date of such extension, renewal or refinancing, (iv) if the Debt being extended, renewed or refinanced is subordinate to the Obligations, the Refinancing Debt is subordinated to the same extent, (v) the covenants contained in any instrument or agreement relating to the Refinancing Debt are no less favorable to Obligors than those relating to the Debt being extended, renewed or refinanced, and (vi) at the time of and after giving effect to such extension, renewal or refinancing, no Default or Event of Default shall exist.
     (c) By deleting the final clause of the definition of “Permitted Contingent Obligations” contained in of Section 1.1 of the Loan Agreement which reads “and other Contingent Obligations not to exceed $1,000,000 in the aggregate at any time”, and by substituting in lieu thereof the following:
guarantees by MasTec’s now existing or hereafter created or acquired Subsidiaries’ of the Subordinate Notes, as described in the Indenture; and other Contingent Obligations not to exceed $1,000,000 in the aggregate at any time.
     (d) By deleting clause (z) of Section 2.1.3 of the Loan Agreement, and by substituting in lieu thereof the following:
     (z) to defease, redeem or refinance the Subordinated Notes.
     (e) By deleting the last paragraph of Section 5.2.3 of the Loan Agreement, beginning with “Borrowers shall permanently reduce the Commitments”, in its entirety.
     (f) By deleting the references to “Subordinated Notes” contained in Section 10.1.14 of the Loan Agreement, and by substituting in lieu thereof references to “Existing Subordinated Notes”.
     (g) By deleting clause (ii) of Section 10.2.3 of the Loan Agreement in its entirety, and by substituting the following in lieu thereof:
     (ii) the Subordinated Notes;
     (h) By deleting clause (xi) of Section 10.2.5 of the Loan Agreement in its entirety, and by substituting the following in lieu thereof:
     (xi) the Lien of the trustee under the Indenture pursuant to the applicable section thereof on certain property in its possession as security for payment of fees and other amounts owing to it in its capacity as such trustee;

     (i) By redesignating the current clause (xiv) of Section 10.2.5 of the Loan Agreement as clause (xv) thereof and adding the following new clause (xiv) to Section 10.2.5 of the Loan Agreement immediately following clause (xiii) thereof:
     (xi) any Lien under the Indenture (an “Indenture Lien”) arising out of the existence of a Lien in the same assets granted or suffered to exist by MasTec or any of its Subsidiaries that constitutes a Permitted Lien hereunder, provided that such Indenture Lien is granted or suffered to exist in order to prevent a violation of the negative pledge provisions of the Indenture;
     (j) By deleting Section 12.16 of the Loan Agreement in its entirety, and by substituting the following in lieu thereof:
     12.1.6 Other Defaults. There shall occur any default or event of default on the part of any Obligor or any Subsidiary under (i) the Indenture (other than a Permitted Existing Indenture Covenant Violation), or (ii) under any other agreement, document or instrument to which such Obligor or such Subsidiary is a party or by which such Obligor or such Subsidiary or any of their respective Properties is bound, creating or relating to any Debt (other than the Obligations) in excess of $2,500,000, in each case if the payment or maturity of such Debt may be accelerated in consequence of such default or event of default or demand for payment of such Debt may be made.
     (k) By deleting Section 15.18 of the Loan Agreement in its entirety, and by substituting the following in lieu thereof:
     15.18 Certifications Regarding Indentures.
     (a) Each Borrower hereby certifies to Agent and Lenders that neither the execution or performance of this Agreement by Borrowers nor the incurrence of any Obligations pursuant to the terms of this Agreement or any of the other Loan Documents violates any provision of the Existing Indenture, including Sections 4.09 and 4.12 of the Existing Indenture. Each Borrower further certifies to Agent and Lenders that (i) all of the Commitments constitute a “Credit Facility” under the Existing Indenture, (ii) that all Obligations collectively constitute “Senior Debt” and “Designated Senior Debt” under the Existing Indenture, and (iii) the aggregate amount of all “Net Proceeds of Asset Sales” applied to permanently reduce the amount of “Indebtedness” under any “Credit Facility” (as such terms are defined in the Existing Indenture), including the Existing Loan Agreement, on or prior to the date hereof is $0.
     (b) Upon and after the New Notes Issuance Date, each Borrower hereby certifies to Agent and Lenders that neither the execution or performance of this Agreement by Borrowers nor the incurrence of any Debt pursuant to the terms of this Agreement or any of the other Loan Documents violates any provision of the New Notes Indenture. Each Borrower further certifies to Agent and Lenders that (i) all of the Commitments constitute a “Credit Facility” (or the equivalent term defined in the New Notes Indenture) under the New Notes

Indenture, and (ii) that all Obligations collectively constitute “Senior Debt” (or the equivalent term defined in the New Notes Indenture) under the New Notes Indenture.
     3. No Novation, etc. The parties hereto acknowledge and agree that, except as set forth herein, nothing in this letter agreement shall be deemed to amend or modify any provision of the Loan Agreement or any of the other Loan Documents, each of which shall remain in full force and effect, and the Agent’s and Lenders’ willingness to consent to the Proposed Refinancing, including the issuance of the New Notes and the repayment of the Existing Subordinated Notes, as set forth herein, shall not extend to, or be deemed a consent, to any other refinancing, issuance or other transactions other than in accordance with the terms of the Loan Agreement. This letter agreement is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement as herein modified shall continue in full force and effect.
     4. Acknowledgements and Stipulations; Representation and Warranties. By its signature below, each Borrower (a) acknowledges and stipulates that (i) the Loan Agreement and the other Loan Documents executed by such Borrower are legal, valid and binding obligations of such Borrower that are enforceable against such Borrower in accordance with the terms thereof, (ii) all of the Obligations of such Borrower are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by each Borrower), (iii) the security interests and liens granted by such Borrower in favor of the Agent are duly perfected, first priority security interests and liens (except with respect to those Permitted Liens that are permitted to have priority pursuant to the Loan Documents), and (iv) the Loan Agreement and each amendment to the Loan Agreement heretofore entered into by the any or all of the Borrowers and any actions taken under the Loan Agreement as thereby amended are hereby ratified and approved by such Borrower; and (b) represents and warrants to Agent and Lenders, to induce Agent and Lenders to enter into this letter agreement, that (i) the execution, delivery and performance of this letter agreement has been duly authorized by all requisite corporate or limited liability company action on the part of such Borrower, (ii) all of the representations and warranties made by such Borrower in the Loan Agreement and the other Loan Documents are true and correct on and as of the date hereof, except to the extent that any such representation or warranty is stated to relate to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date, and (iii) to the best of such Borrower’s knowledge, there exists no claim or cause of action of any kind or nature, whether absolute or contingent, disputed or undisputed, at law or in equity, that such Borrower has or has ever had against Agent or any Lender arising under or in connection with any of the Loan Documents (and to the extent there exists any such claim or cause of action on the date hereof, the same is hereby waived by such Borrower).
     5. Miscellaneous. This letter agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia. This letter agreement shall be binding upon an inure to the benefit of the parties and their respective successors and assigns. This letter agreement may be executed in any number of counterparts and by different parties to this letter agreement on separate counterparts, each of which when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

     This letter agreement shall be effective upon Agent’s receipt of counterparts hereof duly executed by Lenders and Borrowers.

Very truly yours BANK OF AMERICA, N.A., as Agent
By:	/s/ Dennis S. Losin
	Name:	Dennis S. Losin
	Title:	SVP

(Signatures continued on the following pages.)

LENDERS: BANK OF AMERICA, N.A.,
By:	/s/ Dennis S. Losin
	Name:	Dennis S. Losin
	Title:	SVP

LASALLE BUSINESS CREDIT, LLC
By:	/s/ Steve Friedlander
	Name:	Steve Friedlander
	Title:	S.V.P.

PNC BANK, NATIONAL ASSOCIATION
By:	/s/ Alex M. Council
	Name:	Alex M. Council
	Title:	Vice President

GENERAL ELECTRIC CAPITAL CORPORATION
By:	/s/ Mark A. Kassis
	Name:	Mark A. Kassis
	Title:	Duly Authorized Signatory

(Signatures continued on the following pages.)

Accepted and Agreed to: BORROWERS: MASTEC, INC.
By:	/s/ Austin Shanfelter
	Name:	Austin Shanfelter
	Title:	President and CEO

MASTEC TC, INC.
By:	/s/ Austin Shanfelter
	Name:	Austin Shanfelter
	Title:	President and CEO

MASTEC FC, INC.
By:	/s/ Austin Shanfelter
	Name:	Austin Shanfelter
	Title:	President and CEO

MASTEC CONTRACTING COMPANY, INC.
By:	/s/ Alberto de Cardenas
	Name:	Alberto de Cardenas
	Title:	Vice President

MASTEC MINNESOTA SW, LLC
By:	/s/ Austin Shanfelter
	Name:	Austin Shanfelter
	Title:	President and CEO

MASTEC SERVICES COMPANY, INC.
By:	/s/ Austin Shanfelter
	Name:	Austin Shanfelter
	Title:	President and CEO

(Signatures continued on following page.)

MASTEC NORTH AMERICA, INC.
By:	/s/ Austin Shanfelter
	Name:	Austin Shanfelter
	Title:	President and CEO

MASTEC ASSET MANAGEMENT COMPANY, INC.
By:	/s/ Austin Shanfelter
	Name:	Austin Shanfelter
	Title:	President and CEO

CHURCH & TOWER, INC.
By:	/s/ Austin Shanfelter
	Name:	Austin Shanfelter
	Title:	President and CEO

MASTEC OF TEXAS, INC.
By:	/s/ Austin Shanfelter
	Name:	Austin Shanfelter
	Title:	President and CEO

S.S.S. CONSTRUCTION, INC.
By:	/s/ Austin Shanfelter
	Name:	Austin Shanfelter
	Title:	President and CEO

Exhibit A
Refinancing Terms
MasTec, Inc.
$150,000,000 Senior Notes due 2017
Summary of Key Provisions

Maturity	10 years

Guarantors	Each restricted subsidiary existing on the closing date (other than foreign subsidiaries and Globetec Construction, LLC)

Guarantors	Any future restricted subsidiary (other than a foreign subsidiary and other than certain non-wholly owned restricted subsidiary) that guarantees any credit facility of MasTec

Ranking	The notes and the guarantees will be senior unsecured obligations of MasTec and each guarantor

Optional redemption	The notes will be redeemable during the first five years after the closing date at 100% of their principal amount plus a make-whole premium based on treasury rates plus 50 basis points

Commencing in year six, the notes will be redeemable at 100% of their principal amount plus a premium initially equal to 1/2 of the coupon, with such premium declining to nil in year nine.

Up to 35% of the notes will be redeemable during the first three years after the closing date using the proceeds from certain equity offerings at 100% of their principal amount plus a premium that is equal to the coupon

Change of control	Upon a change of control, MasTec must offer to purchase the notes at 101% of their principal amount

A change of control includes any person (other than the Mas family) becoming the beneficial owner of more than 50% of the voting power of MasTec

Covenants:

Covenant termination	On the first day that the notes receive investment grade ratings from both Moody’s and S&P, certain covenants under the indenture will terminate (including those marked with a * below)

Limitation on indebtedness*
MasTec and any guarantor (which would not include foreign subsidiaries) may incur unlimited indebtedness so long as after giving pro forma effect to such incurrence and the application of the proceeds therefrom, and other proforma adjustments for the incurrence or repayment of debt and asset sales and dispositions MasTec’s fixed charge coverage ratio would be greater than 2:1

Additionally, the incurrence of certain indebtedness is permitted even if the fixed charge coverage ratio is less than 2:1, including the following:

- indebtedness under credit facilities equal to the greater of (a) $200 million or (b) the “borrowing base” (defined as 75% of A/R plus 50% of PP&E plus 50% of inventory)

- capitalized lease obligations or purchase money obligations up to 5% of MasTec’s consolidated net assets

- indebtedness of a foreign subsidiary up to 50% of the consolidated net assets of any such foreign subsidiary, so long as after giving pro forma effect to such incurrence and the application of the proceeds therefrom, and other proforma adjustments for the incurrence or repayment of debt and asset sales and dispositions MasTec’s fixed charge coverage ratio would be greater than 2:1

- indebtedness of a receivables subsidiary in a qualified receivables transaction

- up to $50 million of additional indebtedness

Limitation on restricted payments*
“Restricted payments” include (1) dividend payments, (2) repurchases of MasTec’s capital stock, (3) repayments of subordinated indebtedness more than one year prior to maturity, and (4) investments other than “permitted investments”

MasTec and any restricted subsidiary may not make any restricted payment unless (a) there is no default under the indenture, (b) MasTec could incur at least $1 of debt under the 2:1 fixed charge coverage ratio test, and (c) MasTec has room in its “restricted payments build-up” (equal to (i) 50% of adjusted consolidated net income plus (ii) cash and non-cash proceeds received from issuances of capital stock plus (iii) net reductions in restricted investments plus (iv) proceeds from the sale of convertible debt that has been converted into capital stock)

Additionally, certain restricted payments are permitted, including:

- repurchases of capital stock from officers, directors and employees not to exceed $3 million per year (with unused amounts carried forward into subsequent years, subject to a maximum of $6 million in any year)

- repurchases of capital stock not to exceed $5 million for distribution to an employee benefit plan

- other restricted payments up to $25 million

- There is no basket for a regular quarterly dividend. Any such dividend would need to come from the restricted payments build-up described above

“Permitted investments” include:

- unlimited investments in a person (including a joint venture) that is or will become (as a result of the investment) a restricted subsidiary (which must be at least majority-owned)

- loans to employees and officers not to exceed $2 million

- investments in a person engaged in a permitted business not to exceed the greater of (a) $50 million or (b) 10% of MasTec’s consolidated net assets

- the remaining installment payments for Direct Star (up to $[ ] million) and ongoing investments to fund working capital of Direct Star in proportion to the Company’s equity interest, and pursuant to the joint venture agreement

- other investments up to $5 million

Limitation on liens	No liens securing indebtedness or trade payables are permitted unless the notes are equally secured, subject to certain exceptions including:

- liens securing credit facilities allowed under the debt covenant equal to the greater of (a) $200 million or (b) the borrowing base described above

- liens on property and assets of foreign subsidiaries to secure debt of foreign subsidiaries permitted under the debt covenant

- liens securing the $50 million general indebtedness basket

- purchase money liens and liens on Capital and Operating leases

Accordingly, the Company will not be able to incur secured debt to finance acquisition in excess of the credit facility basket described above even if it is in compliance with the 2:1 fixed charge coverage ratio test

Limitation on transactions with affiliates*	Transactions with affiliates must be on fair and reasonable terms

Transactions over $5 million require approval by a majority of disinterested members of the board of directors

Transactions over $25 million require delivery of a fairness opinion

Limitation on dividend restrictions*
Limitations on the ability of restricted subsidiaries to pay dividends, repay indebtedness to MasTec, make loans to MasTec or transfer its property or assets to MasTec are not permitted, subject to exceptions including:

- restrictions existing on the closing date

- customary restrictions in indebtedness permitted to be incurred under the indenture

- customary provisions in joint venture agreements

Limitation on asset sales*
If MasTec or a restricted subsidiary sells (a) capital stock of a restricted subsidiary, (b) all or substantially all of the assets of an operating unit or business, or (c) other assets outside of the ordinary course of business (in each case subject to a $5 million minimum threshold) then:

- MasTec must receive fair market value;

- at least seventy-five percent (75%) of the consideration must be cash or cash equivalents; and

- MasTec must within 12 months apply the proceeds to (a) permanently repay [secured] indebtedness or (b) invest in replacement assets.

If any excess proceeds not applied in accordance with (a) and (b) above reach $10 million, then MasTec must use such excess proceeds to offer to repurchase the notes at 100% of their principal amount

Limitation on mergers*	MasTec may not merge with another person or sell all or substantially all of its assets to another person unless:

- the surviving entity is a U.S. corporation and assumes MasTec’s obligations under the notes

- there is no default under the indenture

- after giving pro forma effect to such transaction, the surviving entity could incur $1 of indebtedness under the 2:1 fixed charge coverage ratio test

* note — only the $1 of indebtedness requirement under this covenant would terminate upon the attainment of investment grade status

Reporting	MasTec must call reports with the SEC within 15 days of the due date. If filing is late, such late filing would result in an Event of Default after a 60 day grace period for covenant defaults

Events of default	Events of default include the following:

- default in payment of the principal of the notes

- default in payment of interest on the notes, with a 30 day grace period

- default in other covenants under the indenture, generally with a 60 day grace period

- acceleration of other indebtedness — $20 million threshold, with a 30 day grace period

- judgment default — $20 million threshold, with a 30 day grace period

Note: Definitions are not covered